UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2012

Tii Network Technologies, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 001-08048

Delaware	66-0328885
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

141 Rodeo Drive Edgewood, New York	11717
(Address of principal executive offices)	(Zip code)

(631) 789-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On July 31, 2012, the stockholders of Tii Network Technologies, Inc., a Delaware corporation (the “Company”), approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2012, with Kelta, Inc., a Delaware corporation (“Kelta”), and Kelta Networks, Inc., a Delaware corporation and a wholly-owned subsidiary of Kelta (“Merger Sub”), pursuant to which Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Kelta. The closing of the Merger occurred on July 31, 2012 and the Merger became effective with the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on July 31, 2012.

At the effective time of the Merger, each issued and outstanding share of the Company’s common stock, $.01 par value per share (the “Company Common Stock”), other than (i) treasury shares, (ii) any shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of the Company, Kelta or Merger Sub, and (iii) shares owned by stockholders who have properly demanded and not effectively withdrawn or lost appraisal rights, was converted into and represent the right to receive $2.15 in cash. Additionally, each outstanding option to purchase shares of Company Common Stock and shares of restricted stock under the Company stock-based plans became fully exercisable and vested. Each holder of a restricted share will receive $2.15 in cash for each restricted share held at the effective time, less any applicable withholding taxes. Each holder of a stock option of the Company that was outstanding as of the effective time and has an exercise price that is less than $2.15 per share will receive, in exchange for the cancellation of such stock option, a cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such option and (ii) the excess of $2.15 over the exercise price per share of such option.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 3.01. On July 31, 2012, following the completion of the Merger, the Company notified the NASDAQ Stock Market (“Nasdaq”) that the closing of the Merger had occurred. Nasdaq subsequently suspended the trading of the Common Stock and filed a Form 25 with the Securities and Exchange Commission to effect the delisting of the Common Stock. The Company intends to file a certification on Form 15 requesting that the Company’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, be terminated.

Item 3.03     Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 3.03.

Item 5.01     Changes in Control of Registrant.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 5.01. As a result of the Merger, the Company became a wholly-owned subsidiary of Kelta which constituted a change of control of the Company. $13.5 million of the purchase price was funded by Kelta through a loan to Kelta from JPMorgan Chase Bank, N.A. and the balance from Kelta’s cash on hand.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, at the effective time of the Merger, each of the directors and each of the officers of the Company ceased to be directors or officers of the Company and Parag Mehta, President of Kelta, Inc., became the sole director and the President of the Company. Mr. Mehta, age 44, has been President of Kelta, Inc. for more than the past five years. Mr. Mehta is a principal stockholder of Kelta, Inc., but he has no other relationship with the Company requiring disclosure under applicable Securities and Exchange Commission rules.

Item 5.07     Submission of Matters to a Vote of Security Holders.

A special meeting of the Company’s stockholders was held on July 31, 2012, at which the Company’s stockholders:

1)	Approved and adopted the Agreement and Plan of Merger, dated as of May 13, 2012, by and among the Company, Kelta and Merger Sub providing for the merger of Merger Sub with and into the Company by the following vote:

FOR	AGAINST	ABSTAIN
9,100,495	1,087,345	15,007

2)	Approved, on a nonbinding advisory basis, compensation that may become payable to certain of the Company’s executive officers as a result of the Merger by the following vote:

FOR	AGAINST	ABSTAIN
6,578,574	3,332,141	292,132

Item 7.01     Regulation FD Disclosure.

On July 31, 2012, the Company issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 and the information contained therein, is being furnished to the SEC, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing under the Exchange Act or the Securities Act, except as specifically set forth in such statement or report.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

99.1	Press Release of Tii Network Technologies, Inc., dated July 31, 2012, regarding the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2012	TII NETWORK TECHNOLOGIES, INC.

	By:	/s/ Parag Mehta
Parag Mehta President